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Exhibit 5.2

KPMG LLP
205 5th Avenue SW
Suite 3100
Calgary AB T2P 4B9
Tel (403) 691-8000
Fax (403) 691-8008
www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 22, 2019, with respect to the consolidated balance sheets of Enerplus Corporation as of December 31, 2018 and 2017, the related consolidated statements of income (loss), changes in shareholders' equity, and cash flows for each of the years then ended, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants
May 23, 2019
Calgary, Canada

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  Exhibit 5.2
Consent of Independent Registered Public Accounting Firm